Exhibit 99.1

East West Bancorp, Inc.
135 N. Los Robles Ave., 7th Fl.
Pasadena, CA 91101
Tel. 626.768.6000

NEWS RELEASE

FOR INVESTOR INQUIRIES, CONTACT:
Irene Oh	Julianna Balicka
Chief Financial Officer	Director of Strategy and Corporate Development
O: (626) 768-6360	O: (626) 768-6985
E: irene.oh@eastwestbank.com	E: julianna.balicka@eastwestbank.com

NOTICE OF CHANGE OF LOCATION
OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 19, 2020:
MOVE TO A VIRTUAL MEETING

Pasadena, California - May 08, 2020 - East West Bancorp, Inc. (the “Company”) (Nasdaq: EWBC), parent company of East West Bank, the financial bridge between the United States and Greater China, today announced that due to the public health impact of the coronavirus (COVID-19) outbreak, and to support the health and well-being of its employees, stockholders, and other meeting participants, the Company’s 2020 Annual Meeting of Stockholders (“Annual Meeting”) scheduled for Tuesday, May 19, 2020, at 2:00 p.m. Pacific Time, will now be held in a virtual meeting format only. The date and time of the Annual Meeting, May 19, 2020 at 2:00 pm Pacific Time, as disclosed in the Company’s proxy materials for the meeting, has not changed. Stockholders will not be able to attend the Annual Meeting physically in person.

As described in the proxy materials for the Annual Meeting, the Company’s stockholders are entitled to attend and vote at the Annual Meeting only if they held shares as of the close of business on March 23, 2020, the record date designated by the Board for the meeting (the “Record Date”), or hold a legal proxy from their broker, bank or other nominee. Stockholders can vote their shares prior to the meeting until 11:59 p.m. Eastern Time on May 18, 2020 at www.envisionreports.com/EWBC or by telephone.

The Company has designed the format of the Annual Meeting to ensure that stockholders are afforded the opportunity to participate in the meeting, including voting and asking questions using online tools. For additional information about the Annual Meeting, please refer to the Company's proxy materials filed with the Securities and Exchange Commission on April 10, 2020, and the supplemental proxy materials filed on May 08, 2020, which are available under the "SEC Filings" section of the Company’s Investor Relations website at investor.eastwestbank.com/Docs. We urge stockholders to read the proxy materials in their entirety.

Attending the Annual Meeting as a Stockholder of Record
If you were a holder of record of common stock of the Company at the close of business on the Record Date (i.e., you held your shares in your own name as reflected in the records of the Company’s transfer agent, Computershare), you can attend the audio webcast of the meeting by accessing www.meetingcenter.io/230302465 and entering the 15-digit control number on the proxy card or Notice of Internet Availability of Proxy Materials you previously received. The meeting password is EWBC2020. You are encouraged to join the meeting 15 minutes before the start of the Annual Meeting to allow time to log-in and test your device’s audio system.

Registering to Attend the Annual Meeting as a Beneficial Owner
If you were a beneficial holder of common stock of the Company as of the Record Date (i.e., you held your shares in “street name” through an intermediary, such as a broker, bank or other nominee), you must register in advance to virtually attend the Annual Meeting. To register, you must obtain a legal proxy, executed in your favor, from the holder of record and submit proof of your legal proxy reflecting the number of shares of Company’s common stock you held as of the Record Date, along with your name and email address, to Computershare. Please forward the email from your broker, bank or other nominee or attach an image of your legal proxy to legalproxy@computershare.com. Requests for registration must be labeled as “Legal Proxy” and be received no later than 5:00 p.m. Eastern, on May 14, 2020. You will then receive a confirmation of your registration, with a control number, by email from Computershare. At the time of the audio webcast of the meeting, go to www.meetingcenter.io/230302465 and enter your control number and the meeting password EWBC2020. You are encouraged to join the meeting 15 minutes before the start of the Annual Meeting to allow time to log-in and test your device’s audio system.

Voting Shares
Your vote is important. Whether or not you plan to virtually attend the Annual Meeting, please vote as soon as possible by one of the methods described in the proxy materials for the Annual Meeting to ensure that your shares are represented and voted at the Annual Meeting. If you have not already voted your shares in advance, you will be able to vote your shares electronically during the Annual Meeting by clicking on the “Cast Your Vote” link on the meeting center at www.meetingcenter.io/230302465. Whether or not you plan to attend the Annual Meeting, we urge you to vote and submit your proxy in advance of the meeting by one of the methods described in the proxy materials for the Annual Meeting. The proxy card included with the proxy materials previously distributed will not be updated to reflect the change in location and may continue to be used to vote your shares in connection with the Annual Meeting. If you have already voted, you do not need to vote again.

About East West
East West Bancorp, Inc. is a publicly owned company with total assets of $45.9 billion and is traded on the Nasdaq Global Select Market under the symbol “EWBC”. The Company’s wholly-owned subsidiary, East West Bank, is one of the largest independent banks headquartered in California. East West is a premier bank focused exclusively on the United States and Greater China markets and operates over 125 locations worldwide, including in the United States markets of California, Georgia, Massachusetts, Nevada, New York, Texas and Washington. In Greater China, East West’s presence includes full service branches in Hong Kong, Shanghai, Shantou and Shenzhen, and representative offices in Beijing, Chongqing, Guangzhou, and Xiamen. For more information on East West, visit the Company’s website at www.eastwestbank.com.